UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communications will appear in a Lamar University student publication and could appear from time to time in other publications.

7 Facts You Might Not Know About ExxonMobil in Beaumont

ExxonMobil is committed to producing the energy and chemical products that are essential to modern life, economic development and improved standards of living. In doing this, we are also committed to protecting our people, the environment and the well-being of communities where we operate.

Built along the banks of the Neches River in 1903, ExxonMobil’s Beaumont refining facilities have grown into an integrated petrochemical complex that today supports the energy needs of our nation and the world. We’ve maintained ongoing dialogue with our surrounding community for decades, including informing our neighbors on how we’re complying with all environmental laws, regulations and permits.

Take a look at some facts you might not know about how ExxonMobil, and specifically our people in Beaumont, are working to deliver the energy and products the world needs, while managing environmental impacts, including the risks of climate change.

Note: Some photos presented in this article reflect pre-COVID-19 pandemic activities. ExxonMobil adheres to established public health and safety guidance, including physical distancing and facial coverings, to safeguard our workforce.

#7: We’re working to deliver real results to address the risks of climate change.

Few would disagree that one of the most urgent societal challenges we face today is addressing the risks of climate change. We believe that climate change risks warrant action and it’s going to take all of us — business, governments and consumers — to make meaningful progress.

In 2020, we announced plans to reduce the intensity of operated upstream greenhouse gas emissions by 15–20% by 2025†. This will be supported by a 40–50% decrease in methane intensity, and a 35–45% decrease in flaring intensity across our global operations. Last year, we achieved a 15% decrease in methane emissions and a 25% reduction in flaring†.

In Beaumont, we’ve successfully reduced our overall emissions 70% since 2002 – including an annual reduction of 600 tons in nitrogen oxide emissions and 10,000 tons in sulfur dioxide emissions since 2005. We are also not on any air pollutant watch lists monitored by the Texas Commission on Environmental Quality.

†	Compared to 2016 levels

#6: We support the Paris Agreement and other efficient climate-related policies.

We believe in efficient policies that reduce climate-related risks at the lowest societal costs and accelerate energy transitions while stimulating economic growth.

Through our own efforts and collaboration with others, we support the goals of the Paris Agreement, an economy-wide price on carbon dioxide emissions and industry-wide methane regulation.

In Beaumont, we engage continuously with city, county and state lawmakers to contribute to the development of sound policy solutions. Our monthly Community Advisory Panel meetings also allow us to provide additional information to our neighbors and address environmental, safety and other concerns.

#5: We’re helping our customers reduce their emissions.

As consumer demand continues to grow, we continue to work on developing and delivering advanced products to improve energy efficiency and help customers reduce their greenhouse gas emissions.

These products include lightweight plastics and advanced fuels and lubricants to improve fuel economy and transportation efficiency.

The Beaumont lubricant blending and packaging plant manufactures lube oils and greases including those used in the wind turbine industry, and is the only manufacturer of Mobil aviation greases. Mobil 1, the world’s leading synthetic motor oil, is manufactured and packaged in Beaumont.

#4: We’re ready for severe weather and other emergencies.

Managing the risks of emergencies and natural disasters, like hurricanes on the Texas Gulf Coast, remain a core value for ExxonMobil.

In Beaumont, we have an emergency response team of about 140 rigorously trained employees to ensure world-class response capabilities. Our response teams routinely test emergency notification equipment and simulate emergency scenarios in collaboration with city and county teams to ensure preparation and coordination. We also work closely with the city and county to coordinate mutual aid and off-site assistance, helping to safeguard our employees, contractors, neighbors and facilities.

Most recently, the combined impact of freezing weather conditions and curtailment of natural gas supplies caused by Winter Storm Uri resulted in a temporary shutdown of our manufacturing units across the Beaumont area. During that time, our remaining operating units successfully exported 200 megawatts of electricity back to the grid, enough to power 140,000 homes.

#3: We share society’s concern about plastic waste in the environment.

Plastics provide significant sustainability benefits versus alternative materials, and will continue to play an important role in helping society mitigate greenhouse gas emissions. However, they should not end up as litter, either in our oceans or anywhere else in the environment.

The Beaumont polyethylene plant, located on 300 acres west of Beaumont, produces granular and pelletized polyethylene, which is used in the manufacture of plastic products.

Since 2008, we have been a member of Operation Clean Sweep® (OCS), a voluntary international industry program for plastic manufacturing facilities that encourages the use of best practices for pellet management and containment to reduce pellet loss. We have incorporated OCS principles into our global Operations Integrity Management System, which is applied at our plastics production and handling facilities around the world, including Beaumont.

In both 2018 and 2019, ExxonMobil had no reportable plastic pellet losses. In 2019, we also joined OCS Blue, which is a voluntary extension of OCS in the U.S. that includes enhanced commitments for the awareness, prevention, management and reporting of plastic pellet releases to help further reduce plastic pellet loss at industry facilities.

#2: We believe hiring local is mutually beneficial for Southeast Texas and ExxonMobil.

We are committed to utilizing local suppliers and workers for the preparatory and construction phases of our major projects in Southeast Texas. Still, due to the enormous industry growth across our area, ExxonMobil and the rest of industry project a 50-percent shortage in skilled craft labor, particularly in the fields of welding and pipe-fitting.

We work closely with Lamar University, Lamar Institute of Technology and other organizations to assist in developing a skilled, locally-based workforce.

ExxonMobil contributes about $250,000 annually toward education and training in furtherance of technical and engineering education. Education programs span elementary to higher education, including funding for engineering programs, technical programs, scholarships, STEM (science, technology, engineering and math) development and workforce skills training.

#1: We believe in devoting our energy to being a good neighbor.

We strive to support the Beaumont area economy through community investments that spur local development and improve quality of life, particularly in the Charlton Pollard, South Park and Amelia neighborhoods.

In response to the COVID-19 pandemic, we donated 25,000 gallons of fuel to help keep local first responders moving. In 2020, ExxonMobil contributed more than $260,000 to local nonprofit organizations, including a $160,000 contribution to the United Way of Beaumont and North Jefferson County to support a variety of programs across the region.

We invite our neighbors to learn more about ExxonMobil in Beaumont on our social media channels “ExxonMobil Beaumont” on Facebook and LinkedIn and @exxonmobilbmt on Twitter and Instagram.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.